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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

         The subsidiaries of the Registrant and the Registrant's ownership percentage is listed below:

         Dearborn Bancorp, Inc. (the Registrant), Dearborn MI owns 100% of Dearborn Bancorp Trust I, Dearborn MI and owns 100% of
                  Community Bank of Dearborn, Dearborn MI
                           owns 100% of
                           Community Bank Mortgage, Inc., Dearborn MI and
                           Community Bank Audit Services, Inc., Dearborn MI and
                           Community Bank Insurance Agency, Inc., Dearborn MI
                                     owns 8.74% of
                                     Michigan Bankers Title of East Michigan,
                                     LLC, Lansing MI